UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Connetics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, April 22, 2005

Time	9:00 a.m. Pacific Time

Place	3160 Porter Drive, Palo Alto, California 94304

Items of Business	(1) To elect nine (9) directors to hold office until the next Annual Meeting and until their successors have been elected and qualified.

(2) To approve the adoption of the Connetics Corporation 2005 Stock Plan.

(3) To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000 shares.

(4) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005.

(5) To consider and act upon such other business as may properly come before the meeting.

Record Date	You must own shares as of the close of business on February 28, 2005 in order to vote at the meeting.

Annual Report	Connetics’ 2004 annual report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting	Your vote is important to us and to our business. You are encouraged to sign and return your proxy card, or use telephone or Internet voting before the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. You can revoke a proxy at any time before it is exercised at the meeting by following the instructions in the accompanying proxy statement. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE YOUR PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

By Order of the Board of Directors

Katrina J. Church
Executive Vice President, Legal Affairs
General Counsel and Corporate Secretary

Palo Alto, California

March      , 2005

PRELIMINARY PROXY STATEMENT

CONNETICS CORPORATION

3160 Porter Drive
Palo Alto, California 94304

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 2005

      Our Board of Directors is soliciting proxies to be voted at the Annual Meeting of Stockholders of Connetics Corporation, a Delaware corporation ("Connetics" or the "Company"), to be held on Friday, April 22, 2005, beginning at 9:00 a.m. local time, at 3160 Porter Drive, Palo Alto, California 94304. The proxies may also be voted at any postponements or adjournments of that meeting. Our Board of Directors requests that you allow the proxies named in the proxy card to represent your shares at the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. We are first mailing these proxy materials on or about March 23, 2005 to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

      The accompanying Notice of Annual Meeting of Stockholders summarizes the specific proposals to be considered and acted upon at the meeting. This proxy statement describes each proposal in more detail.

What is a proxy?

      A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy, or a proxy card. You may give your proxy to vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees, in favor of the proposal to approve the 2005 Stock Plan, in favor of the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock, and in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005. If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

If I give my proxy, can I revoke it or change my vote?

      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before it is voted by submitting a new proxy with a later date (including an Internet or telephone vote), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at 3160 Porter Drive, Palo Alto, California 94304 before the meeting. It is important that all stockholders be represented at the Annual Meeting. Therefore, to assure your representation whether or not you plan to attend the meeting, please vote your proxy following the instructions on the proxy card. If you decide to attend the Annual Meeting and wish to vote in person, please notify the Corporate Secretary before the meeting begins.

Who is entitled to vote?

      You are entitled to vote at the Annual Meeting if our stockholder records on February 28, 2005 (the record date) show that you owned Connetics common stock as of the close of business on that date. Each share is entitled to one vote for each matter properly brought before the meeting. The enclosed proxy card shows the number of shares you are entitled to vote. As of the close of business on the record date, we had 136 stockholders of record.

How do I vote?

      Most stockholders have a choice of voting over the Internet, by telephone, or by using a written proxy card. Please refer to your proxy card and other enclosures to see which options are available to you. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on April 21, 2005.

What do I do if my shares are held in "street name" by my broker?

      If you hold stock in "street name," meaning they are held in the name of your broker or bank, and you wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

What is a broker non-vote?

      Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.

How are broker non-votes counted?

      Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. In the election of directors, a broker non-vote will have no effect on the outcome of the vote. Broker non-votes will have the same effect as voting against the proposal to amend the Company’s Amended and Restated Certificate of Incorporation but will have no impact on the proposal to approve the 2005 Stock Plan or the proposal to ratify the appointment of the independent registered public accounting firm.

What constitutes a quorum?

      To transact business at the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. As of February 28, 2005, there were 35,926,559 shares of common stock outstanding and entitled to vote. Thus, the presence of the holders of common stock representing at least 17,963,280 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of establishing a quorum. Cumulative voting is not permitted.

What does the Board recommend?

      The Board of Directors recommends that you vote "FOR" election of the nominated slate of directors (Proposal 1), "FOR" approval of the adoption of our 2005 Stock Plan (Proposal 2), "FOR" approval of the amendment to our Amended and Restated Certificate of Incorporation (Proposal 3), and "FOR"ratification of the appointment of the independent registered public accounting firm (Proposal 4).

What vote is required to approve each proposal?

      All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy card, the shares will be voted as you specified. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

      Election of Directors. A "FOR" vote by a plurality of the votes of the shares present at the meeting, in person or by proxy, and entitled to vote is required for the election of directors. This means that the nine director nominees receiving the highest number of "FOR" votes will be elected to fill the seats on the Board. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting, but it will have no other legal effect upon election of directors. A broker non-vote or abstention will have no effect on the outcome in the election of directors.

      Approval of 2005 Stock Plan. A "FOR" vote by a majority of shares present at the meeting, in person or by proxy, and entitled to vote will be required to approve this proposal. If you abstain from voting, the abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of this proposal.

      Approval of amendment of our Amended and Restated Certificate of Incorporation. A "FOR" vote by a majority of the outstanding shares of our common stock entitled to vote at the meeting will be required to approve this proposal. Both broker non-votes and abstentions will have the same effect as votes against this proposal.

      Ratification of Appointment of Independent Registered Public Accounting Firm. Approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of this proposal.

      The votes will be tabulated by the Company’s transfer agent.

What if I do not specify a choice when I return my proxy?

      You should specify your choice for each matter on the proxy card. If you do not give specific instructions, your signed proxy will be voted "FOR" each director nominee and "FOR" proposals 2, 3 and 4, and, in the proxy holders’ discretion, as to other matters that may properly come before the meeting.

MATTERS TO BE ACTED UPON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the meeting, we will ask our stockholders to elect nine directors to serve until the next Annual Meeting and until their successors are elected and qualified, or until they die, resign, or are removed from office. We will vote all proxies we receive FOR the nominees listed below unless the proxy includes written instructions otherwise. If any nominee is unable to or declines to serve as a director at the time of the meeting, we will vote the proxies for an additional nominee whom the current Board of Directors will designate to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his or her successor has been elected and qualified.

Directors Standing for Election

      All of the nine nominees are currently directors of Connetics. The names of the nominees and certain information about them as of March 23, 2005, including their ages and principal occupations, are set forth below:

ALEXANDER E. BARKAS, PH.D.	Director since 1993

      Dr. Barkas, 57 has been a Managing Director of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from September 1991 to June 1997. Dr. Barkas served as our Chairman of the Board of Directors from January 1994 to October 1995, and as our Chief Executive Officer from January 1994 to August 1994. Dr. Barkas serves as Chairman of the Board of Directors of Geron Corporation and of Tercica, Inc., and a director several private medical technology companies. Dr. Barkas holds a B.A. degree from Brandeis University and a Ph.D. from New York University.

EUGENE A. BAUER, M.D.	Director from 1993 — 1995 and Since 1996

      Dr. Bauer, 62, is Chief Executive Officer of Neosil, Incorporated, a privately held biotechnology company. From 2002 to 2004 he was a Senior Client Partner with Korn/ Ferry International. He served as Vice President for the Stanford University Medical Center from 1997 to 2001, and as Dean of the Stanford University School of Medicine from 1995 through 2001. Dr. Bauer was a founder of Connetics. Since 1988 he has been Professor, Department of Dermatology, Stanford University School of Medicine, and was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. From 1982 to 1988, he was a professor at Washington University School of Medicine. He has served as Chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer also serves as a director of three private companies and one non-profit Dermatological Organization. Dr. Bauer holds B.S. and M.D. degrees from Northwestern University.

R. ANDREW ECKERT	Director Since 2002

      Mr. Eckert, 43, is the Chief Executive Officer of SumTotal Systems, Inc., a business software company created by the March 2004 merger of Docent, Inc. and click2learn, Inc. He served as Chief Executive Officer of Docent from April 2002. From 1997 to 2000, Mr. Eckert served as Chief Executive Officer of ADAC Laboratories, a $400M medical products company. Mr. Eckert also served as a director of ADAC Laboratories from 1996 to 2000 and as Chairman of the Board from 1999 to 2000. Mr. Eckert holds a B.S. in industrial engineering and an M.B.A. from Stanford University. He currently serves on the boards of Chordiant Software, Inc. and Varian Medical Systems, Inc.

DENISE M. GILBERT, PH.D.	Director Since May 2003

      Dr. Gilbert, 47, is an independent consultant and strategic advisor to life science companies. Previously, from 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham, and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert is also a director of Dynavax Technologies and a private life science company. Dr. Gilbert holds a B.A. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

JOHN C. KANE	Director Since 1997

      Mr. Kane, 65, was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal,

Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is also a director of Tenet Healthcare and three private companies. Mr. Kane holds a B.S. from West Chester University.

THOMAS D. KILEY	Director Since 1993

      Mr. Kiley, 61, has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and of four private biotechnology companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

LEON E. PANETTA	Director Since 2000

      Mr. Panetta, 66, is the Director along with his wife Sylvia of the Panetta Institute for Public Policy at California State University, Monterey Bay and is a member of the international advisory board of Fleishman-Hillard. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that job on January 21, 1993. Prior to 1993, Mr. Panetta was a member of the U.S. House of Representatives for eight full terms. Mr. Panetta is also a director of Zenith Insurance Company, IDT and Blue Shield of California. Mr. Panetta holds a B.A. from Santa Clara University, and a J.D. from Santa Clara University Law School.

G. KIRK RAAB	Director Since 1995

      Mr. Raab, 69, was the President, Chief Executive Officer and a director of Genentech, Inc. from January 1990 to July 1995, and President, Chief Operating Officer and a director of Genentech from 1985 to January 1990. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is currently Chairman of Applied Imaging Inc, and Protalex, Inc.; he is also Chairman of two private companies, and Board member of another two private companies. Mr. Raab is a Trustee Emeritus of Colgate University, an honorary fellow of Exeter College, and a member of the Chancellor’s Court of Oxford University, England. Mr. Raab holds an A.B. degree from Colgate University.

THOMAS G. WIGGANS	Director Since 1994

      Mr. Wiggans, 53, has served as Chief Executive Officer and as a director of Connetics since July 1994. He served as President of Connetics from July 1994 to February 2005. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and a member of its Executive Committee, and its Emerging Company Section. He is also Chairman of the Biotechnology Institute, a non-profit educational organization, and a member of the Board of Overseers of the Hoover Institution at Stanford University. Mr. Wiggans also serves as a director of Abgenix Corporation and Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

The Board of Directors recommends a vote "FOR" each director nominee.

PROPOSAL NO. 2

APPROVAL OF THE ADOPTION OF THE 2005 STOCK PLAN

      On February 10, 2005, our Board of Directors adopted the Connetics Corporation 2005 Stock Plan (the "Plan"), subject to stockholder approval at the Annual Meeting. We are asking you to approve the adoption of the Plan and the reservation of a total of 4,500,000 shares of our common stock for issuance under the Plan. The Board of Directors believes stock options and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such individuals to have a greater financial investment in Connetics.

      Not including future shares available pursuant to the evergreen feature of our 2000 Stock Plan, as of February 28, 2005, we have 415,190 shares available for issuance under out existing stock option plans. Of those shares 127,062 are limited to non-U.S. employees, leaving a balance of 288,128 available to grant to our U.S. employees. If the stockholders approve adoption of the Plan, it will be effective May 1, 2005 and will terminate on April 30, 2008, unless the Board of Directors terminates it earlier or extends it with the approval of the stockholders. Effective upon the approval of the adoption of the Plan, and only in the event of such approval, the Board of Directors intends to terminate the Connetics Corporation 2000 Stock Plan. The proposed Plan is set forth in Appendix A. The material features of the proposed Plan are as follows:

General Information

      Plan Administration. The Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator, defined as the Board or one or more committees designated by the Board (and referred to as the "Committee"). The Compensation Committee of the Board of Directors will administer the Plan. The Compensation Committee will be comprised of non-employee directors. The Committee establishes the terms and conditions of awards granted under the Plan, subject to certain limitations in the Plan. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code. The Committee may delegate to the Chief Executive Officer or other executive officers of Connetics certain authority under the Plan, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934. As of December 31, 2004, there were approximately 319 individuals eligible to participate in the Plan.

      Eligible Participants. The Committee may grant awards to employees, directors and consultants.

      Shares Available. The aggregate number of shares of our common stock that may be issued or transferred to grantees under the Plan is 4,500,000 shares plus shares granted but subsequently forfeited under our 1995 Director’s Stock Option Plan, 2000 Non-Officer Employee Stock Plan, 2000 Stock Plan and International Stock Incentive Plan. If there is a stock split, stock dividend or other relevant change affecting our shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future under the Plan and in the number of shares and price of all outstanding grants made before such event. If shares under a grant are not issued or transferred, those shares could be granted again in the future. Payment of cash in lieu of shares would be considered an issuance or transfer or the shares. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 2,250,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 1,000,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock, restricted stock units, performance shares and performance units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares.

      Terms and Conditions of Awards. The Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units (collectively referred to as "awards"). The Committee has the authority to create other types awards under the Plan in addition to those specifically described in the Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our common stock (or the cash equivalent of such shares). Stock options granted under the Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonstatutory stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Committee may determine from time to time.

      Subject to applicable laws and the terms of the Plan, the Committee has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of Connetics’s Common Stock or the amount of other consideration to be covered by each award (subject to the limitations set forth above under "Shares Available"), to approve award agreements for use under the Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to construe and interpret the terms of the Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the Plan as the Committee deems appropriate.

      Awards of restricted stock, restricted stock units, performance shares and performance units issued under the Plan shall vest and be released from the risk of forfeiture over a period of no less than three years measured from the date of issuance of the award. Notwithstanding the foregoing, awards of restricted stock, restricted stock units, performance shares and performance units subject to performance-based vesting may vest and be released from the risk of forfeiture over a period of no less than one year measured from the date of issuance of the award. The vesting schedule for awards of restricted stock, restricted stock units, performance shares and performance units may only be amended by the Committee in the event of a change in control or in the event of the participant’s death or disability.

      Each award granted under the Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonstatutory stock option. To the extent that the aggregate fair market value of shares of our commons stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonstatutory stock options.

      The term of any option granted under the Plan may not be for more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of Connetics or any parent or subsidiary of Connetics).

      The Plan authorizes the Committee to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of Connetics or any parent or subsidiary of Connetics). In the case of awards intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code, the exercise or purchase price shall be not less than 100% of the fair market value of the common stock on the date the option is granted. In the case of all other awards granted under the Plan, the exercise or purchase price shall be determined by the Committee. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

      The Plan provides that (1) any reduction of the exercise or purchase price of any award under the Plan shall be subject to stockholder approval and (2) canceling any award under the Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval.

      Termination of Service. An award may not be exercised after the termination date as set forth in the award agreement. If a participant in the Plan terminates continuous service with Connetics, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonstatutory stock option and thereafter shall be exercisable as a nonstatutory stock option to the extent exercisable by its terms for the period specified in the award agreement.

      Section 162(m) of the Code. No participant may be granted options and stock appreciation rights with respect to more than 2,250,000 shares during a calendar year. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 1,000,000 shares which shall not count against the limit set forth in the previous sentence. The Committee shall adjust the foregoing limitations proportionately in connection with any change in Connetics’ capitalization due to a stock split, stock dividend or similar event affecting the Connetics’ common stock. The Committee’s determination shall be final and binding. Under Code Section 162(m) no deduction is allowed in any taxable year of Connetics for compensation in excess of $1 million paid to Connetics’ chief executive officer and the four other most highly compensated officers of Connetics. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the our common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of our common stock with respect to which an award may be granted to a participant.

      For awards of restricted stock, restricted stock units, performance shares and performance units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. In order for restricted stock, restricted stock units, performance shares and performance units to qualify as performance-based compensation, the Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The Plan includes the following performance criteria that may be considered by the Committee when granting performance-based awards: (1) increase in share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added and (17) market share.

      Change in Capitalization. Subject to any required action by our stockholders, the Committee shall proportionately adjust the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Committee in the event of (1) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock, (2) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Connetics or (3) as the Committee may determine in its discretion, in the event any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction.

      Conversion of any convertible securities of Connetics shall not be deemed to have been "effected without receipt of consideration." The Committee shall make these adjustments and its determination shall be final and binding.

      Adjustments upon Merger or Change in Control. Our Plan provides that in the event of a merger with or into another corporation or our "change in control," including the sale of all or substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each outstanding award. Unless the Committee determines otherwise, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, for a period of time (as determined by the Committee) after the date of notice to the optionee. The option or stock appreciation right will terminate at the end of such period. Unless the Committee determines otherwise, any restricted stock, performance shares, performance units, restricted stock units or other stock based awards not assumed or substituted for will be fully vested as to all of the shares subject to the award, including shares which would not otherwise be vested. Awards held by outside directors will become fully vested and exercisable immediately prior to a merger or change in control.

      Transferability of Awards. Unless the Committee determines otherwise, the Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

      Amendment and Termination of the Plan. The Plan will automatically terminate on April 30, 2008, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the Plan provided it does not adversely affect any award previously granted under the Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required.

U.S. Federal Income Tax Consequences

      The following summary of the federal income tax consequences of the Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

      Nonstatutory Stock Options. The grant of a nonstatutory stock option under the Plan will not result in any federal income tax consequences to the participant or to Connetics. Upon exercise of a nonstatutory stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Connetics is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Connetics does not receive a tax deduction for any such gain.

      Incentive Stock Options. The grant of an incentive stock option under the Plan will not result in any federal income tax consequences to the participant or to Connetics. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and Connetics receives no deduction at the time of exercise. The Internal Revenue Service has issued proposed regulations that would subject participants to withholding at the time participants exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Connetics is not entitled to any deduction under these circumstances.

      If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (1) the difference between the amount realized on the disposition and the exercise price or (2) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. Connetics, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      The "spread" under an incentive stock option – i.e., the difference between the fair market value of the shares at exercise and the exercise price - is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      Restricted Stock and Performance Shares. The grant of restricted stock or performance shares will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Connetics is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. Connetics does not receive a tax deduction for any such gain.

      Recipients of restricted stock or performance shares may make an election under Section 83(b) of the Code ("Section 83(b) Election") to recognize as ordinary compensation income in the year that such restricted stock or performance shares are granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock or performance shares are issued.

      Stock Appreciation Rights. Recipients of stock appreciation rights ("SARs") generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (1) the amount realized on such disposition over (2) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

      Connetics will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      Restricted Stock Units and Performance Units. Recipients of restricted stock units or performance units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units or performance units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units or performance units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

      Connetics will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. Connetics is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Connetics withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Other Information

      If the stockholders approve adoption of the Plan, it will be effective May 1, 2005 and will terminate on April 30, 2008, unless the Board of Directors terminates it earlier or extends it with the approval of the stockholders. Effective when the stockholders approve the adoption of the Plan, but only if it is approved, the Board of Directors intends to terminate the 2000 Stock Plan. If the stockholders approve the adoption of the Plan, we intend to file a registration statement covering the offering of the shares under the Plan with the SEC pursuant to the Securities Act of 1933. The Board may amend the Plan as it deems advisable but, if the rules of the SEC or the Nasdaq listing rules require us to obtain stockholder approval, then we will seek approval. Unless approved by stockholders or as specifically otherwise required by the Plan (for example, in the case of a stock split), no adjustments or reduction of the exercise price of any outstanding incentive may be made in the event of a decline in stock price, either by reducing the exercise price of outstanding incentives or by canceling outstanding incentives in connection with regranting incentives at a lower price to the same individual. Options are not assignable or transferable except for limited circumstances upon a grantee’s death.

      The Compensation Committee will determine which employees will participate in the Plan and the amounts of their allotments, subject to any restrictions outlined in the Plan and summarized above. As of the date of this proxy statement, the Compensation Committee has not determined future awards that may be made under the plan. Accordingly, it is not possible to determine future benefits or the terms of any awards that may be issued under the Plan.

      Equity Compensation Plan Information. The following table sets forth information as of December 31, 2004 with respect to all of our compensation plans under which equity securities are authorized for issuance.

	(a)	(b)	(c)

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders(1)	6,380,300 (2)	$12.90 (3)	660,697 (4)

Equity compensation plans not approved by security holders(5)	457,609	$9.00	134,636

Total	6,837,909	$12.64	795,333

(1)	Consists of the 1994 Stock Plan, the 1995 Employee Stock Purchase Plan, or ESPP, the 1995 Directors’ Stock Option Plan, the Stock Plan (2000), and the 2002 Employee Stock Plan. No shares are available to grant under the 1994 Stock Plan, and the 205,000 shares available to grant under the Directors’ Plan are not available to Connetics employees.

(2)	Excludes purchase rights accruing under the ESPP which have a stockholder approved reserve of 554,993 shares.

(3)	Weighted average exercise price of outstanding options; excludes shares issued to date under the ESPP.

(4)	Includes shares available for future issuance under the ESPP. As of February 28, 2005, an aggregate of 423,251 shares were available for issuance under the ESPP.

(5)	Consists of the 1998 Supplemental Stock Plan, the 2000 Non-Officer Stock Plan, the International Stock Incentive Plan, and certain non-plan stock options. These are discussed in more detail in Note 13 of Notes to Consolidated Financial Statements in Form 10-K. Each of the non-stockholder approved plans provides for options to be granted only to non-officer employees of Connetics, and the options granted under the plans are nonstatutory stock options.

      The Board of Directors recommends a vote "FOR" proposal No. 2.

PROPOSAL NO. 3

AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Our Board of Directors has adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 shares to 100,000,000 shares. If the stockholders approve this proposal, the first paragraph of Article IV of the Company’s Amended and Restated Certificate of Incorporation will be amended to read in its entirety as follows:

"This corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares which the

Corporation is authorized to issue is One Hundred Five Million (105,000,000) shares. The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $.001 per share."

      The additional shares of common stock would have rights identical to the currently outstanding common stock. The rights of the holders of currently outstanding common stock would not be affected, except for effects incidental to increasing the outstanding number of shares of the common stock, such as dilution of the earnings per share and voting rights of current holders of common stock. In addition to the 35,926,559  shares of common stock outstanding at February 28, 2005, we have reserved 12,778,219 shares for issuance upon the exercise of options and rights granted or to be granted under our stock option and stock purchase plans. Accordingly, we have less than 1,295,222 shares of available authorized but unissued common stock.

      Of the total authorized stock, our Amended and Restated Certificate of Incorporation also authorizes 5,000,000 shares of preferred stock. Our Board of Directors has designated 90,000 of the shares of preferred stock as Series B Participating Preferred Stock, par value $0.001 per share. There currently are no outstanding shares of preferred stock, and the proposed amendment to increase the number of shares of common stock would not change the number of authorized shares of preferred stock.

      If the stockholders approve this amendment to increase the authorized number of shares of common stock, it will become effective when we file a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

      We believe that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. We will be required to reserve sufficient shares of common stock for issuance under our 2005 Stock Plan described in Proposal 2 above, and the present number of authorized shares of common stock will not be sufficient for this purpose. We currently have no other specific plans to issue the additional shares of common stock that would be authorized by this proposal. These shares will, however, provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including the following:

•	raising capital;

•	providing equity incentives to employees, officers, or directors;

•	establishing strategic relationships with other companies; and

•	expanding our business or product lines through the acquisition of other businesses or products.

      Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

      The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will be required to approve the amendment to our Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

The Board of Directors recommends a vote "FOR" proposal No. 3.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Ernst & Young LLP has served as our independent registered public accounting firm for several years. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to continue in this capacity for the fiscal year ending December 31, 2005, subject to ratification of the appointment by the stockholders. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

      We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, our Audit Committee may in its discretion appoint a different registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of Connetics and our stockholders.

The Board of Directors recommends a vote "FOR" proposal No. 4.

OTHER BUSINESS

      We do not intend to present any business at the Annual Meeting that we have not described in this proxy statement. The enclosed proxy form confers discretionary authority upon the persons designated to vote the shares represented by the proxy, to vote such shares in accordance with their best judgement with respect to all matters that may come before the meeting in addition to the scheduled items of business. Examples of such matters are any stockholder proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, or SEC, and matters incident to the conduct of the meeting. As of March 23, 2005, we were not aware of any other matters that may properly be presented for action at the meeting, but the enclosed proxy confers the same discretionary authority with respect to any such other matter.

STOCK OWNERSHIP

Who are the largest owners of Connetics stock, and how much stock do our directors and executive officers own?

      The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of February 28, 2005 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all director nominees, current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 35,926,559 shares of common stock outstanding at February 28, 2005. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number	Percentage of
	of	Shares
Name	Shares	Outstanding	Footnote(s)

FMR Corp	4,186,400	11.81%	(1)
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109

Deutsche Bank AG	4,041,710	11.23%	(2)
Deutsche Asset Management Inc.
Deutsche Bank Trust Company Americas
Deutsche Bank Investment Managers, Inc.
Deutsche Investment Management Americas
Taunusanlage 12, D-60325, Frankfurt am Main
Federal Republic of Germany

Wellington Management Company, LLP	2,788,663	7.75%	(3)
75 State Street
Boston, Massachusetts 02109

Thomas G. Wiggans	1,107,555	3.00%	(4)

G. Kirk Raab	562,790	1.54%	(5)

Alexander E. Barkas, Ph.D.	489,126	1.36%	(6)

C. Gregory Vontz	418,219	1.15%	(7)

John L. Higgins	391,590	1.08%	(8)

Katrina J. Church	230,970	*	(9)

Thomas D. Kiley	226,932	*	(10)

Eugene A. Bauer, M.D.	126,362	*	(11)

John C. Kane	119,939	*	(12)

Lincoln Krochmal, M.D.	57,291	*	(13)

Leon E. Panetta	56,064	*	(14)

R. Andrew Eckert	16,111	*	(15)

Denise M. Gilbert, Ph.D.	8,611	*	(16)

All directors and executive officers as a group (29 persons)	4,518,816	11.46%	(17)

*	Less than 1%.

(1)	As reported on a Schedule 13G/ A filed with the SEC on or about September 10, 2004. Represents 4,186,400 shares held by FMR Corp and as to which FMR Corp, Edward C. Johnson 3d and Abigail P. Johnson have shared dispositive power with the beneficial owners, and

1,357,000 shares as to which FMR Corp has sole voting power. Includes 70,058 shares of common stock issuable upon the assumed conversion of $1.5 million principal amount of our 2.25% convertible senior notes due May 30, 2008. The notes are convertible at any time at the option of the holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances.

(2)	As reported on a Schedule 13G/ A filed with the SEC on or about February 4, 2005 by Deutsche Bank AG and its subsidiaries and affiliates. According to the Schedule 13G/ A, the following entities have sole voting and dispositive power with respect to an aggregate of 4,041,710. Shares beneficially owned by the Private Clients and Asset Management business groups: Deutsche Bank AG (2,020,855 shares); Deutsche Asset Management Inc. (1,484,400 shares); Deutsche Bank Trust Company Americas (80,525 shares), Deutsche Bank Investment Managers, Inc. (37,000 shares) and Deutsche Investment Management Americas (418,930 shares).

(3)	As reported on a Schedule 13G/ A filed with the SEC on or about December 10, 2004. Represents 2,788,663 shares as to which Wellington Management Company, LLP has shared dispositive power, and 2,467,363 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(4)	Mr. Wiggans’ total includes options to purchase 927,087 shares of common stock that will be exercisable on or before April 29, 2005. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 12,986 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(5)	Mr. Raab’s total includes options to purchase 544,950 shares of common stock that will be exercisable on or before April 29, 2005.

(6)	Dr. Barkas’ total includes options to purchase 70,000 shares of common stock that will be exercisable on or before April 29, 2005. Also includes 25,985 shares of common stock owned by Dr. Barkas’ wife.

(7)	Mr. Vontz’s total includes options to purchase 394,374 shares of common stock that will be exercisable on or before April 29, 2005.

(8)	Mr. Higgins’ total includes options to purchase 314,043 shares of common stock that will be exercisable on or before April 29, 2005. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(9)	Ms. Church’s total includes options to purchase 216,926 shares of common stock that will be exercisable on or before April 29, 2005.

(10)	Mr. Kiley’s total includes options to purchase 47,500 shares of common stock that will be exercisable on or before April 29, 2005. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(11)	Dr. Bauer’s total includes options to purchase 75,000 shares of common stock that will be exercisable on or before April 29, 2005. Also includes 300 shares held in trust for Dr. Bauer’s grandchildren. Dr. Bauer disclaims beneficial ownership of the shares held in trust.

(12)	Mr. Kane’s total includes options to purchase 92,500 shares of common stock that will be exercisable on or before April 29, 2005.

(13)	Dr. Krochmal’s total includes options to purchase 57,291 shares of common stock that will be exercisable on or before April 29, 2005.

(14)	Mr. Panetta’s total includes options to purchase 47,800 shares of common stock that will be exercisable on or before April 29, 2005.

(15)	Mr. Eckert’s total includes options to purchase 15,000 shares of common stock that will be exercisable on or before April 29, 2005.

(16)	Dr. Gilbert’s total includes options to purchase 7,500 shares of common stock that will be exercisable on or before April 29, 2005.

(17)	See footnotes 4 through 16. The total includes options to purchase an aggregate of 3,454,842 shares of common stock that will be exercisable on or before April 29, 2005 by all of the executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person who beneficially owns more than 10% of our common stock, to file reports of their holdings and transactions in Connetics stock with the SEC. Based on our records and other information, including a review of the copies of those reports furnished to us and written representations that no other reports were required to be filed, we believe that all of our directors and executive officers complied with the filing requirements under Section 16(a) for the year ended December 31, 2004. Based solely on a review of copies of reports furnished to us, we believe that all filing requirements under Section 16(a) applicable to beneficial owners of more than 10% of our common stock for the year ended December 31, 2004 were complied with on a timely basis.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

      We believe that good corporate governance and an environment of the highest ethical standards are important for Connetics to achieve business success and to create value for our stockholders. We continuously review our corporate governance practices in view of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and Nasdaq listing rules. We also compare and conform as needed our governance practices with those identified as best practices by various authorities and other public companies. As a result, we continue to evaluate and strengthen the corporate governance processes at Connetics.

Management Executive Committee

      The management Executive Committee has responsibility for the overall direction, strategy and operations of Connetics, including, among other things, corporate financial performance, commercial performance, research, development and product operations performance, and employee development performance. The eight members of the management Executive Committee hold the following positions at Connetics:

•	Chief Executive Officer,

•	President and Chief Operating Officer,

•	Executive Vice President and Chief Financial Officer,

•	Executive Vice President, General Counsel and Secretary,

•	Executive Vice President, Research and Product Development,

•	Senior Vice President, Human Resources and Organizational Dynamics,

•	Senior Vice President, Technical Operations, and

•	Senior Vice President and Chief Commercial Officer.

Board Meetings and Committees

      While Connetics’ executives are responsible for our daily operations, the Board manages Connetics and our corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of Connetics and management. The Board reviews significant developments affecting Connetics and acts on matters requiring Board approval, and reviews our corporate governance policies and practices. This review includes comparison of our current policies and practices to those mandated by legislation and regulation, including the Sarbanes-Oxley Act of 2002, regulations proposed or adopted by the SEC, and Nasdaq listing standards. This review also includes assessment of policies and practices suggested by other groups active in corporate governance. Connetics already complies with all of the mandated and many of the suggested changes in corporate governance. For example:

•	Good corporate governance requires that a majority of the Board consist of members who are independent. There are different measures of director independence — independence under Nasdaq rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986. Our Board has determined that we have a majority of independent directors on our Board and that each of the independent directors meet the independence requirements of Nasdaq Marketplace Rule 4200.

•	The Audit Committee approves all audit and non-audit work performed by our independent registered public accounting firm.

•	Each of the Board Committees is composed exclusively of independent directors.

      The Board will adopt changes as appropriate to comply with all applicable laws, regulations and other policies and practices that the Board believes are best for Connetics and our stockholders.

How often did the Board meet in 2004?

      Our Board of Directors held nine regular meetings during the year ended December 31, 2004. All current directors attended at least 89% of the total meetings of the Board and the Board Committees of which they were members during 2004. All of the current directors attended the 2004 Annual Meeting of Stockholders. We have no policy requiring directors to attend the Annual Meeting.

Who are the members of the Board?

      The following chart details the members of the Board of Directors, the committees of the Board on which they serve, and the number of meetings held during 2004.

Governance and
	Compensation	Audit	Nominating
Director	Committee	Committee	Committee

Alexander E. Barkas, Ph.D. *		X

Eugene A. Bauer, M.D. *	X		X

R. Andrew Eckert *	X

Denise M. Gilbert, Ph.D. *		CHAIR

John C. Kane *	CHAIR		X

Thomas D. Kiley *		X

Leon E. Panetta *			CHAIR

G. Kirk Raab

Thomas G. Wiggans

Number of Meetings	3	12	4

*	Our Board has determined that each of these directors is "independent" as that term is defined in Rule 4200(a) of the Nasdaq listing standards. As required under the Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

What is the role of the Board’s committees?

      The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee.

      Compensation Committee. The Compensation Committee of our Board of Directors has overall responsibility for evaluating and approving the compensation and benefits for our executive officers, and administering our stock purchase and stock option plans. The Compensation Committee is composed of Mr. Kane, Mr. Eckert, and Dr. Bauer, all of whom are independent within the meaning of the Nasdaq listing standards. Mr. Kane serves as the chair of the Compensation Committee. The charter of the Compensation Committee is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

      Audit Committee. The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is composed of Dr. Gilbert, Dr. Barkas, and Mr. Kiley, all of whom are independent directors within the meaning of the Nasdaq listing standards. Dr. Gilbert serves as the chair of the Audit Committee, and our Board has determined that Dr. Gilbert qualifies as the "audit committee financial expert" as that term is defined by the SEC. The charter of the Audit Committee was included as Appendix A to our proxy statement for our 2004 Meeting of Stockholders and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

      Governance and Nominating Committee. The Governance and Nominating Committee of our Board of Directors oversees management of the Company in its compliance with laws, regulations, and policies relating to corporate governance, and evaluates and recommends to the Board qualified candidates for nomination to serve on our Board. The Governance Committee will also consider director nominees recommended by stockholders. The Governance Committee is composed of Mr. Panetta, Dr. Bauer, and Mr. Kane, all of whom are independent directors within the meaning of Nasdaq listing standards. Mr. Panetta serves as the chair of the Governance Committee. The charter of the Governance and Nominating Committee is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

How does the Board select nominees for the Board?

      The Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management, and stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee must comply with the provisions of Connetics’ policy on stockholder nominations as described below under "How does Connetics handle stockholder nominations of directors?" Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies on the Board or expand the size or change the composition of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors set forth by the Committee. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee and others as appropriate will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board. The Board will then determine the nominees after considering the recommendation and report of the Committee.

      Candidate recommendations received from stockholders are evaluated in the same manner as recommendations received from other sources.

How does Connetics handle stockholder nominations of directors?

      A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee for election as a director for our Annual Meeting of Stockholders to be held in 2006 must notify our Corporate Secretary or any member of the Governance and Nominating Committee in writing at 3160 Porter Drive, Palo Alto, California 94304. The submission must be received by the Corporate Secretary or Committee member on or after November 23, 2005 but no later than December 23, 2005. The submission must include (a) the information relating to the candidate that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, together with an appropriate consent of the candidate, (b) the name and address of the stockholder making the submission and the number of shares of Connetics’ common stock which that stockholder owns beneficially and of record, (c) a description of all arrangements or understandings (whether written or oral) between the stockholder and the candidate, or any other person or entity regarding the candidate (identifying the person or persons), and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

How are directors compensated?

      Cash Compensation. For 2004, we paid non-employee directors an annual retainer of $30,000 when they were re-elected to the Board. The annual retainer is payable, at the director’s election, in cash or Connetics common stock. We pay each director $2,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone. In addition, we pay the Audit Committee chair an annual retainer of $10,000 paid in quarterly installments, and we pay the Governance and Compensation Committee chairs an annual retainer of $5,000 paid in quarterly installments. We pay committee members $1,000 for each committee meeting attended in person or $250 for each such committee meeting attended by telephone. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.

      Stock Options. Non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors’ Stock Option Plan. The initial option to purchase 30,000 shares of common stock (the "First Option") is granted on the date on which the individual first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 15,000 shares of common stock (a "Subsequent Option") if, on such date, the director has served on our Board of Directors for at least six months.

      The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors’ Stock Option Plan is equal to the fair market value of our common stock on the date of grant.

      Consulting Agreements. We have consulting agreements with Mr. Raab and Dr. Bauer pursuant to which we pay them for certain consulting services in addition to the compensation they receive as directors of Connetics. For more information regarding both consulting agreements, see "Certain Relationships and Related Transactions — Employment and Consulting Agreements," below.

How do stockholders communicate with the Board?

      Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to them c/o the Corporate Secretary at 3160 Porter Drive, Palo Alto, California 94304. Depending on the subject matter, our management will either forward the communication directly to the director or group of directors to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about Connetics or a stock matter, or where the communication is primarily commercial in nature. At each Board meeting, a member of management will present a summary of all communications received since the last meeting and will make those communications available to the directors on request. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Connetics’ finance department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Does Connetics have a Code of Ethics?

      Yes. We have adopted a Code of Professional Conduct that applies to all Connetics employees, including the principal executive, financial and accounting officers. We also have adopted a separate Code of Professional Conduct for Board of Directors, Chief Executive Officer and Senior Financial Officer. Both documents are available on our website at http://ir.connetics.com/governance/highlights.cfm. We intend to post amendments to or waivers from the Codes of Conduct (to the extent applicable to our directors, CEO, principal financial officer or principal accounting officer) at this location on our website.

Compensation Committee Interlocks And Insider Participation

      Dr. Bauer, Mr. Eckert and Mr. Kane are members of the Compensation Committee. Mr. Kane serves as the chair of the Compensation Committee. None of the members of the Committee was at any time during the year ended December 31, 2004 or at any other time an officer or employee of Connetics. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report or the performance graph by reference in such filings.

Compensation Committee

      The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to our executive officers and has the sole and exclusive authority to administer our stock option plans under which grants may be made to such individuals. The overall goal of the Committee is to develop executive compensation policies and practices that are consistent with and linked to Connetics’ strategic business objectives. The Compensation Committee charter is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm. In carrying out its responsibilities, the Compensation Committee is authorized to engage outside advisors to consult with it as the Committee deems appropriate.

General Compensation Philosophy

      Our compensation policy is designed to attract, motivate, retain and reward the highly talented individuals Connetics needs to be a market leader in its competitive industry. Our compensation program is designed to balance short and long-term financial objectives, build stockholder value, and provide incentives for individual and corporate performance. We believe that the total cash compensation should be aligned with Connetics’ performance. This philosophy applies to all Connetics employees, with a more significant level of variability and compensation at risk as employee’s level of responsibility increases. In 2004, the Committee engaged in a review of the executive compensation philosophy, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Committee sought the advice and input of both an outside compensation consultant and Connetics management. Through this review, the Committee also identified the key strategic compensation design priorities for Connetics: attracting and retaining employees, the egalitarian treatment of employees, alignment with stockholder interests, and continued focus on corporate governance. The Committee also considered whether any changes should be made to Connetics’ cash compensation and stock option programs in support of these strategic priorities. The Committee agreed with Connetics management that it should not consider equity vehicles that may differentiate between the executive officers and the broad-based employee population, and the Committee endorses the continued use of stock options for long-term incentive and retention for all employees. This compensation review confirmed that our compensation program elements support and reflect the compensation philosophy both on a cash and long-term incentive basis which are overall linked to performance.

      In 2004, the Committee directly engaged an outside compensation consultant to provide an independent analysis of Connetics’ executive compensation program and practices. The results of the analysis completed by this independent consultant, and corroborated by management and the Committee, included the following observations about Connetics’ 2004 executive compensation:

•	Performance-based cash incentives are higher than the market, but when coupled with base salaries provide total cash compensation that is in a competitive range.

•	Annual stock option grants, as an incentive for future performance, are targeted at competitive levels.

      Both the Committee’s review and the outside compensation consultant’s review of Connetics’ executive compensation practices suggest that our executive compensation delivers a high proportion of total compensation through pay-for-performance incentive and long-term equity compensation, equating to more compensation risk for Connetics’ executives than for the executives of competitor companies. In times of poor financial performance, Connetics’ executives would see lower-than-market total cash compensation because cash incentives are closely linked to our annual financial results. Conversely, in times of excellent performance, the compensation variability yields higher total cash compensation, rewarding employees for excellent performance. Our philosophy is to pay higher-than-market average compensation over periods of sustained excellent performance.

      Our compensation program consists of three key elements:

•	a base salary,

•	annual pay-for-performance cash incentive, and

•	periodic grants of stock options, primarily to provide incentives for long-term performance.

      Our employees can also acquire Connetics stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Connetics stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of Connetics stock increases over time.

Setting Executive Compensation

      The purpose of base salary is to create a secure base of cash compensation for executive officers that is competitive with the market for national talent. The Committee exercises its discretion in making salary decisions, and reviews executive compensation information derived from nationally recognized compensation surveys. The Committee uses a regional subset of companies as well as a biopharmaceutical subset of companies generally considered to be comparable to Connetics. The Committee does not use a specific formula to set pay in relation to market data, and it relies in part on the Chief Executive Officer’s evaluations of individual executive officer performance, taking into account such factors as competitive survey data, level of experience, position and responsibility, a subjective assessment of the nature of the position and the contribution and experience of the officer, and the length of the officer’s service. Company performance does not play a significant role in the determination of base salary. Base salary provides an income level that is sufficient to minimize day-to-day distractions of executives from their focus on long-term business growth. However, base pay levels are not intended to be the vehicle for significant long-term capital and wealth accumulation for executives. The 2004 salaries of the most highly compensated officers of Connetics (the "Named Officers") are shown in the Summary Compensation Table on page 26 of this proxy statement.

How were bonuses and stock compensation for 2004 determined for executive officers?

      Cash Bonus. We designed the annual cash bonus component of incentive compensation to align officer pay with Connetics’ annual performance. Target annual incentive ranges and metrics are established at the beginning of the year. At the end of each year, the Board establishes a company-wide bonus pool to be divided among all bonus-eligible employees. The size of the bonus pool is based upon an assessment of overall company performance as compared to budgeted fiscal year performance and the extent to which Connetics achieved its overall goals for the fiscal year. Once the overall bonus pool is approved, senior management makes individual bonus recommendations to the Chief Executive Officer, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Connetics’ overall performance. The actual awards to the Named Officers at the end of the year are tied to individual success in achieving designated individual goals and our success in achieving specific company-wide goals, as determined by the Committee at the end of the year. The actual award may be greater or less than the target annual award, and below a threshold level of performance, no awards may be granted. Cash bonuses awarded to the Named Officers in 2005 based on 2004 performance are reflected in the Summary Compensation Table.

      Stock Options. We provide all Connetics employees with several ways to become stockholders. We make an initial stock option grant to every employee at the time of hire, in an amount based on guidelines set by the Committee, and we have two programs that are intended to increase employee stock ownership: (a) stock option plans under which we make discretionary stock option grants to employees, and (b) an employee stock purchase plan that enables employees to buy Connetics stock at a discount through payroll deductions.

      The purpose of stock options is to provide equity compensation whose value is at-risk: the value of the compensation is tied to Connetics’ stock price and the creation of stockholder value. In particular, we use stock options to provide executives with incentives to maximize long-term stockholder values. Stock options only have value if the stock price appreciates in value from the date the options are granted. Stock option awards are based on business and individual performance with high up-side award opportunity for high performance and no award opportunity for low performance.

      The factors we consider in making periodic option grants include individual performance and potential, history of past grants (including percentage of unvested options), level of or significant changes in responsibility, and internal comparability considerations. These subjective criteria are used as guidelines, and the timing and size of any option grant will vary as the Committee believes the circumstances warrant. The actual stock option grant amount for Named Officers is determined by both individual and company performance. Mr. Wiggans typically recommends the number of options for each annual grant (other than for himself), generally within the target range associated with the individual’s position and salary level. The Named Officers received aggregate option awards of 499,000 shares in 2004, or 28% of options awarded to all employees. Option grants during 2004 to the Named Officers are reflected in the table captioned "Option Grants in 2004," below.

Personal Benefits

      Connetics seeks to maintain an egalitarian culture in its facilities and operations. Officers are not entitled to operate under different standards than other Connetics employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Corporate Business Principles, which are applicable to all employees, and officers are not entitled to operate under lesser standards.

Chief Executive Officer Compensation

      The Committee applies its overall compensation philosophy in setting the compensation payable during 2004 to our Chief Executive Officer, Thomas G. Wiggans. The Compensation Committee reviewed Mr. Wiggans’ compensation relative to industry comparables and his performance over the last twelve (12) months in achieving our company goals. In determining a bonus for Mr. Wiggans for 2004, the Committee determined that Connetics’ goals for the year had been met or exceeded, thus permitting the payment of a bonus to Mr. Wiggans. The Committee took into account all of the same performance factors described above that were considered in the determination of bonuses for executive officers generally. Based on these considerations, in January 2005, Mr. Wiggans was granted a stock option to purchase 200,000 shares, as part of a number of grants made to certain of Connetics’ employees. Mr. Wiggans was also awarded a bonus in the amount of $425,000 for 2004. Mr. Wiggans’ annual base salary was increased to $530,000 for 2005.

How is Connetics addressing the Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Connetics does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee’s current view is that any non-deductible amounts will be immaterial to Connetics’ financial or tax position, and that Connetics derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee takes into account the net cost to Connetics in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

Submitted by the 2004 Compensation Committee:

Eugene A. Bauer
R. Andrew Eckert
John C. Kane, Chair

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return on Connetics’ common stock with the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index for the same period. The graph covers the period of time from December 31, 1999 through December 31, 2004. The graph assumes that $100 was invested on December 31, 1999, in each of our common stock, the Nasdaq Composite Index (U.S.) and the Nasdaq Pharmaceutical Index, and that all dividends were reinvested. Connetics did not pay dividends during the period indicated. Historical stock price performance is not necessarily indicative of future stock price performance.

		12/99	12/00	12/01	12/02	12/03	12/04

Connetics Corporation	— t —	$100	$43.46	$113.33	$114.48	$172.95	$231.33

Nasdaq Stock Market (U.S.)	— ■ —	$100	$60.30	$45.49	$26.40	$38.36	$40.51

Nasdaq Pharmaceutical	— ▲ —	$100	$120.50	$109.11	$72.38	$104.08	$111.76

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      The following table summarizes the compensation paid in 2004, 2003, and 2002 to our Chief Executive Officer and four other most highly compensated executive officers during 2004 (collectively, the "Named Officers"):

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		No. of Shares
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Thomas G. Wiggans(2)	2004	$514,000	$425,000	200,000	$62,149
Chief Executive Officer	2003	$490,000	$338,100	225,000	$64,867
	2002	$490,000	$270,000	300,000	$70,154

C. Gregory Vontz(3)	2004	$353,000	$233,000	112,000	$4,037
President and Chief Operating Officer	2003	$325,000	$172,250	125,000	$5,218
	2002	$325,000	$143,325	85,000	$3,807

Lincoln Krochmal(4)	2004	$375,000	$192,000	25,000	$156,862
Exec. Vice President, Research &	2003	$93,750	$37,500	125,000	$263,059
Product Development	2002	$—	$—	—	$—

John L. Higgins	2004	$315,000	$208,000	90,000	$3,807
Chief Financial Officer	2003	$300,000	$153,000	100,000	$3,528
Exec. Vice President,	2002	$300,000	$128,100	75,000	$3,615
Finance & Corporate Development

Katrina J. Church	2004	$288,000	$138,000	72,000	$3,881
Exec. Vice President, Legal Affairs	2003	$275,000	$120,000	80,000	$3,600
General Counsel and Secretary	2002	$275,000	$105,875	70,000	$3,687

Note: Bonus amounts reflect compensation paid in a later year for work performed in the stated year. Option numbers reflect options granted in the stated year.

(1)	Except as otherwise indicated, "other compensation" for each individual represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $3,250 in 2004 $3,000 in 2003, and $3,087 in 2002.

(2)	"All Other Compensation" also includes the following: loan forgiveness of $56,200 in 2004, $59,300 in 2003, and $62,400 in 2002; $3,367 for 401(k) match in 2002; and premiums paid on life insurance for the benefit of Mr. Wiggans’ family of $1,820 in 2002.

(3)	Mr. Vontz was appointed President of Connetics in February 2005. "All Other Compensation" also includes airfare paid for Mr. Vontz’s wife of $1,498 in 2003.

(4)	"All Other Compensation" includes relocation of $150,000 in 2004 and $263,059 in 2003. Also includes $3,250 for the 401(k) match in 2004. Dr. Krochmal joined Connetics in 2003.

Option Information

      The following table provides certain information with respect to stock options granted to the Named Officers in 2004.

Option Grants in 2004

					Potential Realizable Value at
	Number of	Percentage of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(1)	Fiscal Year	Per Share	Date	5%	10%

Thomas G. Wiggans	200,000	11.3%	$18.05	Jan. 5, 2014	$2,270,309	$5,753,410

C. Gregory Vontz	112,000	6.3%	$18.05	Jan. 5, 2014	$1,271,373	$3,221,910

Lincoln Krochmal	25,000	1.4%	$18.05	Jan. 5, 2014	$283,789	$719,176

John L. Higgins	90,000	5.1%	$18.05	Jan. 5, 2014	$1,021,639	$2,589,035

Katrina J. Church	72,000	4.1%	$18.05	Jan. 5, 2015	$817,312	$2,071,228

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first twelve month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

      The following table provides certain information with respect to each Named Officer’s unexercised stock options at December 31, 2004.

Aggregated Option Exercises in 2004

and
Option Values on December 31, 2004

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		in-the-Money
	Acquired		Options at 12/31/2004		Options at 12/31/2004 (1)
	On	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	75,085	$1,357,998	818,231	401,045	$12,517,628	$3,693,608

C. Gregory Vontz	30,000	$569,257	340,309	201,691	$5,193,127	$1,785,820

Lincoln Krochmal	—	$—	39,062	110,938	$282,028	$776,472

John L. Higgins	106,957	$2,130,607	282,479	163,753	$4,600,370	$1,456,695

Katrina J. Church	10,000	$183,360	200,570	133,983	$3,113,013	$1,204,274

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $24.29 per share, the closing price of our common stock on December 31, 2004 as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions

Employment and Consulting Agreements

      We have a consulting agreement with G. Kirk Raab pursuant to which Mr. Raab serves as a director, consultant and the Chairman of our Board of Directors. Pursuant to that agreement, we paid Mr. Raab a base annual fee of $270,000 in 2004. That amount has been increased to $300,000 for 2005. In addition to shares and stock options awarded to Mr. Raab as a director of Connetics, we have awarded shares and stock options to him in connection with the consulting agreement. Since 1995, in addition to awards made in connection with his service as a director, we have awarded Mr. Raab 50,000 restricted shares and granted him options to purchase 564,950 shares of our common stock with exercise prices ranging from $0.45 to $18.92 per share.

      We have a consulting agreement with Eugene A. Bauer, M.D. pursuant to which he provides certain dermatology research and market advisory services to Connetics. We paid Dr. Bauer $54,000 under that agreement in 2004. The consulting agreement was amended in December 2004 to extend its term until December 31, 2005 and to set the annual retainer payable to Dr. Bauer at $36,000.

      Mr. Wiggans serves as our Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by Mr. Wiggans for nine months following the termination of his employment from Connetics other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans’ family. Effective in 2003 Connetics ceased paying the insurance policy premiums on Mr. Wiggans’ behalf.

Loans to Certain Employees and Consultants

      In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which Mr. Wiggans is still employed by Connetics. As of December 31, 2004, the total balance outstanding was $53,000.

Other Arrangements

      We have agreed to pay Mr. Panetta a speaker’s fee when he speaks to a group on behalf of Connetics other than in his capacity as a Connetics director. In 2004 we paid speaker fees of $10,000 to Mr. Panetta.

      We have entered into Change in Control agreements with each of our directors and executive officers and certain other key employees. The Change in Control agreements provide that in the event of a merger or acquisition of Connetics and another entity, all stock options held by such person will automatically vest in full (1) unless Connetics is the surviving entity after such transaction and Connetics’ stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity, or (2) if, as the result of such transaction, the officer or director’s position with Connetics is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent.

      We have entered into indemnification agreements with our officers and directors containing provisions which may require the company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report by reference in such filings.

Role of the Audit Committee

      We, the members of the Audit Committee, assist the Board of Directors in its oversight of Connetics’ financial accounting, reporting and controls. We also evaluate the performance and independence of Connetics’ independent registered public accounting firm, currently Ernst & Young LLP. We operate under a written charter which the Board of Directors adopted and we approved in June 2000 and subsequently revised in July 2002 and February 2004. The charter sets out the functions we are to perform and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

      Specifically the charter requires us to review and monitor:

•	the adequacy of Connetics’ internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	the independence and performance of Connetics’ independent registered public accounting firm; and

•	Connetics’ compliance with legal and regulatory requirements.

      As we perform these functions, the charter also requires us to:

•	regularly provide the Board of Directors with the results of our examinations and any recommendations based on those results;

•	outline to the Board of Directors any improvements made, or to be made, in internal accounting controls;

•	appoint, oversee and replace, as required, the independent registered public accounting firm; and

•	provide any additional information to the Board of Directors that we deem necessary to make the Board aware of significant financial matters that require its attention.

Meetings Held in Fiscal Year 2004

      During 2004, the Audit Committee met on 12 occasions. We also met periodically throughout the year in executive sessions with Ernst & Young, LLP without the presence of Connetics’ management. During the course of these meetings, and at other times during 2004, we:

•	reviewed on a continuing basis the adequacy of Connetics’ system of internal controls, including discussing Connetics’ internal controls periodically with Connetics’ management and with Ernst & Young, LLP;

•	reviewed and discussed with management and Ernst & Young, LLP the annual audited financial statements before filing Connetics’ Annual Report on Form 10-K with the SEC, addressing the acceptability of Connetics’ accounting principles and such other matters as the Statement on Auditing Standards No. 61 (Communication with Audit Committees) requires us to discuss, and recommended to the Board that the financial statements should be included in the Annual Report;

•	reviewed and discussed with management and Ernst & Young, LLP the Company’s quarterly unaudited financial statements before its quarterly earnings press release and the filing of its Quarterly Reports on Form 10-Q with the SEC;

•	discussed with management and Ernst & Young, LLP significant financial reporting issues and judgments made in connection with the preparation of Connetics’ audited financial statements;

•	reviewed disclosures made to the Audit Committee by Connetics’ Chief Executive Officer and Chief Financial Officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	conducted a post-audit review of the year-end financial statements and audit findings, including significant suggestions for improvements that Ernst & Young, LLP provided to management ;

•	appointed and oversaw the work and compensation of Ernst & Young, LLP;

•	reviewed and provided guidance with respect to the external audit and Connetics’ relationship with Ernst & Young, LLP by (1) reviewing Ernst & Young, LLP proposed audit scope, approach, compensation and independence; (2) obtaining statements from Ernst & Young, LLP regarding relationships and services with Connetics which may impact independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"; (3) discussing with Ernst & Young, LLP the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management; and (4) obtaining assurance from Ernst & Young, LLP that the requirements of Section 10A of the Securities Exchange Act of 1934 have been met; and

•	reviewed, in conjunction with Connetics’ legal counsel, all legal matters that could have a significant impact on Connetics’ financial statements or compliance policies.

Committee Independence

      The Board has reviewed and made the determinations required by the SEC and Nasdaq regarding the Committee’s independence and financial acumen. Specifically, the Board has determined that none of us has a relationship to Connetics that may interfere with our independence from Connetics and its management as required by (1) the rules of the SEC or (2) Nasdaq audit committee requirements, including Nasdaq Marketplace Rules 4200 and 4350(d). Our Board has also determined that Dr. Denise Gilbert, based on her extensive career in finance and business, including the securities industry, and experience in the areas of investment banking, finance and business generally, is an "audit committee financial expert" as that term is defined by the SEC and Nasdaq audit committee requirements, including Nasdaq Marketplace Rule 4350(d).

Recommendation

      Based on our reviews and discussions as described above, and based on the report of Ernst & Young, LLP we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC. We also recommended to the Board that Ernst & Young LLP be appointed as Connetics’ independent registered public accounting firm for 2005. In making this recommendation, we considered whether Ernst & Young LLP’s provision of services other than audit services are compatible with maintaining independence of our outside accountants. Although we have the sole authority to appoint the independent registered public accounting firm, we continued the long-standing practice of recommending that the Board ask the stockholders at their annual meeting to ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm.

Submitted by the 2004 Audit Committee:

Alexander E. Barkas
Thomas D. Kiley
Denise M. Gilbert, Chair

Audit and Other Fees

      The Audit Committee charter requires approval of all audit and non-audit services to be performed by our independent auditor. The following table shows the aggregate fees billed to Connetics for the fiscal years ended December 31, 2004 and 2003 by Ernst & Young LLP.

	2004	2003

Audit Fees(1)	$695,500	$421,000

Audit-Related Fees(2)	$227,000	$139,500

Tax Fees(3)	$125,000	$236,000

All Other Fees(4)	—	—

Total	$1,047,500	$796,500

(1)	These fees are for services that include audits of our consolidated financial statements, review of our interim consolidated financial statements, statutory audits of our foreign subsidiaries, review of SEC registration statements, issuance of comfort letters and consents, and accounting consultations related to the audited financial statements. Higher fees in 2004 were primarily increases in annual audit fees due to the Section 404 of the Sarbanes-Oxley Act of 2002 and, to a lesser extent, an increase in the size and complexity of the Company.

(2)	These fees are for services that principally include audits of Connetics’ employee benefits plans, due diligence support and related accounting and filing requirements for a business acquisition, consultations on Section 404 of the Sarbanes-Oxley Act of 2002 and accounting consultations on various matters. The increase in fees in 2004 is primarily due to services rendered for due diligence support for potential acquisitions.

(3)	These fees are for services that include tax compliance (including assistance in preparation of U.S. federal and state and foreign tax returns), tax advice, and tax planning. The decrease in fees in 2004 is primarily due to services performed in 2003 in connection with analysis of Connetics’ foreign tax structure.

(4)	No other services were provided in either period.

Pre-Approval Policies and Procedures

      Audit Committee policy provides that audit, audit-related and tax services be pre-approved on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee must also give approval if total fees for audit-related and tax services would exceed total fees for audit services in any year. All 2003 and 2004 audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with maintaining that firm’s independence in the conduct of its auditing functions.

ADDITIONAL INFORMATION

Who pays for solicitation of proxies?

      Connetics will bear the entire cost of soliciting these proxies, including the preparation, assembly, printing, handling and mailing of the proxy card and related material. We also expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their actual expense in forwarding proxy material to the beneficial owners. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. We may also use an outside solicitor to assist with the solicitation of proxies. If we were to use an outside solicitor, we would pay that solicitor for its services, the cost of which is not anticipated to be material.

Can the solicitation costs be reduced?

      Eligible stockholders who have more than one account in their name or the same address as other stockholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most stockholders can also view future annual reports and proxy statements over the internet rather than receiving paper copies in the mail. Please refer to information enclosed in your proxy materials for more details.

Householding

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Connetics and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304.

Advance Notice Procedures and Stockholder Proposals and Nominations for our 2006 Annual Meeting

      If a stockholder wants us to include a proposal in our proxy statement for consideration at the 2006 Annual Meeting of Stockholders, then the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act and we must receive it no later than November 23, 2005.

      If a stockholder wants to nominate a director or have other business brought before the 2006 Annual Meeting of Stockholders, but does not want those proposals to be included in our proxy statement for that meeting, then our bylaws establish an advance notice procedure separate and apart from Rule 14a-8. In general, no stockholder proposal may be brought before an annual meeting unless it is brought before the meeting by a stockholder entitled to vote who has delivered written notice to Connetics’ Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. The notice must contain specified information concerning the matters to be brought before the meeting and the stockholder proposing such matters. Therefore, to be presented at our 2006 Annual Meeting, a stockholder proposal that is not to be included in our proxy statement must be received by our Corporate Secretary on or after November 23, 2005 but no later than December 23, 2005.

      All notices of nominations or proposals by stockholders, whether or not to be included in our proxy materials, should be sent to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304.

Annual Report

      Our annual report for 2004, which includes audited financial statements for the year ended December 31, 2004, is being mailed to stockholders with this proxy statement. We will, upon written request and without charge, provide to any person solicited under this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, including financial statements and financial statement schedules (but without exhibits), as filed with the SEC. Requests should be directed to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304. Our Annual Report on Form 10-K for the year ended December 31, 2004 is also available, with exhibits, at the web site of the SEC at www.sec.gov.

APPENDIX A

CONNETICS CORPORATION

2005 STOCK PLAN

      1.     Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Connetics’ business. The Plan permits the grant of any of the following types of awards, as the Administrator determines at the time of the grant: Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards. The specifics of the award(s) made shall be reflected in the terms of the written award agreement.

      2.     Definitions. As used herein, the following definitions shall apply:

Administrator. "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

Affiliate. "Affiliate" means, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person ("control," "controlled by" and "under common control with" will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

Applicable Laws. "Applicable Laws" means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities law, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

Award. "Award" means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Stock Based Awards.

Award Agreement. "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

Award Transfer Program. "Award Transfer Program" means any program instituted by the Administrator which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

Awarded Stock. "Awarded Stock" means the Common Stock subject to an Award.

Board. "Board" means the Board of Directors of Connetics.

Change in Control. "Change in Control" means the occurrence of any of the following events:

(a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (a) are Directors as of the effective date of the Plan, or

(b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Code. "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code in this Plan is also a reference to any successor or amended section of the Code.

Committee. "Committee" means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4.

Common Stock. "Common Stock" means the Common Stock of the Company, or in the case of Performance Units and certain Other Stock Based Awards, the cash equivalent of the Common Stock of the Company.

Company or Connetics. "Company" or "Connetics" means Connetics Corporation, a Delaware Corporation, or any of its successors.

Consultant. "Consultant" means any person, including an advisor, engaged by Connetics or any Parent or Subsidiary to render services and who is compensated for such services, and any director of Connetics, whether compensated for such services or not.

Continuous Status as an Employee or Consultant. "Continuous Status as an Employee or Consultant" means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time, or in the case of transfers between locations of Connetics or between Connetics, its Subsidiaries or its successor. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of employment.

Director. "Director" means a member of the Board.

Disability. "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards that the Administrator adopts from time to time.

Dividend Equivalent. "Dividend Equivalent" means a credit made at the discretion of the Administrator to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

Employee. "Employee" means any person, including Officers and Directors, employed by Connetics or any Parent or Subsidiary of Connetics. Neither service as a Director nor payment of a director’s fee by Connetics will be sufficient to constitute "employment" by the Company.

Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

Exchange Program. "Exchange Program" means a program (subject to stockholder approval pursuant to Section 4(b)(viii)) under which (a) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (b) the exercise price of an outstanding Award is reduced. The Administrator may determine the terms and conditions of any Exchange Program in its sole discretion.

Fair Market Value. "Fair Market Value" means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination (or the closing bid, if no sales were reported on that day) as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Administrator will determine the Fair Market Value in good faith.

(d) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Administrator will determine Fair Market Value in accordance with uniform and nondiscriminatory standards it adopts from time to time.

Fiscal Year. "Fiscal Year" means the fiscal the year of Connetics.

Incentive Stock Option. "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and regulations promulgated thereunder.

Named Executive. "Named Executive" means any individual who, on the last day of Connetics’ fiscal year, is the chief executive officer of Connetics (or is acting in such capacity) or among the four highest compensated officers of Connetics (other than the chief executive officer). Officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

Nonstatutory Stock Option. "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

Officer. "Officer" means a person who is an officer of Connetics within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

Option. "Option" means a stock option granted pursuant to this Plan.

Optioned Stock. "Optioned Stock" means the Common Stock subject to an Option or a Stock Purchase Right.

Optionee. "Optionee" means an Employee, Consultant or Director who receives an Option or Stock Purchase Right.

Other Stock Based Awards. "Other Stock Based Awards" means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12.

Outside Director. "Outside Director" means a Director who is not an Employee.

Parent. "Parent" means a "parent corporation" as defined in Section 424(e) of the Code, whether that corporation is existing now or after the date of this Plan.

Participant. "Participant" means the holder of an outstanding Award granted under the Plan.

Performance-Based Compensation. "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

Performance Share. "Performance Share" means an Award granted to a Service Provider pursuant to Section 10.

Performance Unit. "Performance Unit" means an Award granted to a Service Provider pursuant to Section 10.

Period of Restriction. "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

Plan. "Plan" means this 2005 Stock Plan.

Restricted Stock. "Restricted Stock" means shares of Common Stock issued pursuant to a Restricted Stock Award under Section 8, Section 11 or Section 12, or issued pursuant to the early exercise of an Option.

Restricted Stock Unit. "Restricted Stock Unit" means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance objectives established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator pursuant to Sections 4 and 11.

Rule 16b-3. "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

Section. References to "Section", where not otherwise specified, refer to numbered sections of this Plan.

Section 16(b). "Section 16(b)" means Section 16(b) of the Exchange Act.

Service Provider. "Service Provider" means an Employee, Director or Consultant.

Share. "Share" means a share of the Common Stock, as adjusted in accordance with Section 15.

Stock Appreciation Right or SAR. "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

Stock Purchase Right. "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11.

Subsidiary. "Subsidiary" means a "subsidiary corporation" as defined in Section 424(f) of the Code, whether that corporation exists now or after the date of this Plan.

Unvested Awards. "Unvested Awards" means Options or Restricted Stock that (a) were granted to an individual in connection with that individual’s position as a Service Provider and (b) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

      3.     Stock Subject to the Plan.

      (a) Stock Subject to the Plan. Subject to the provisions of Section 15, the maximum aggregate number of Shares may be issued under the Plan (including pursuant to the grant of Incentive Stock Options) is 4,500,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award is settled in whole or in part with cash, then Shares shall not be deemed to have been issued pursuant to the Plan with respect to that portion of the Award that is settled in cash. If shares are used to pay for the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award by tendering Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan.

      (b) Lapsed Awards under this Plan. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or the Company repurchases them, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares under this Plan or shall again be available for grant under the Plan.

      (c) Lapsed Awards under other Stock Plans. If under any of the following of the Company’s stock plans: 1995 Director’s Stock Option Plan, 2000 Non-Officer Employee Stock Plan, 2000 Stock Plan, and the 2002 Employee Stock Plan, any outstanding stock option award expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to an award subject to forfeiture or repurchase are forfeited or the Company repurchases them, the shares of Common Stock allocable to the terminated portion of such any such stock option award or such forfeited or repurchased shares of Common Stock under any of the aforementioned stock plans shall again be available for grant under this Plan.

      4.     Administration of the Plan.

      (a) Procedure. The Plan will be administered by the Board, or by a Committee, which committee will be constituted to satisfy Applicable Laws. Notwithstanding this general statement, the following specific procedures shall apply:

(i) Multiple Administrative Bodies. Different Committees may administer the Plan with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted under this Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions under this Plan as exempt under Rule 16b-3, the transactions contemplated under this Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. The Administrator may revoke any delegation at any time.

      (b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion, to:

(i) determine the Fair Market Value;

(ii) select the Service Providers to whom Awards may be granted under the Plan;

(iii) determine the number of Shares to be covered by each Award granted under the Plan;

(iv) approve forms of agreement for use under the Plan;

(v) determine the terms and conditions, not consistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance objectives), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating to any Award, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) prescribe, amend and rescind rules and policies relating to the Plan, including rules and policies relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(viii) modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan, provided that (A) the reduction of the exercise price or purchase price of any Award awarded under the Plan shall be subject to stockholder approval, (B) any Exchange Program shall be subject to stockholder approval and (C) the vesting schedule for Awards of Restricted Stock, Restricted Stock Units Performance Shares and Performance Units may only be amended in the event of a Change in Control or in the event of the Participant’s death or Disability;

(ix) allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii) implement an Award Transfer Program;

(xiii) determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) determine whether Awards will be adjusted for Dividend Equivalents;

(xv) create Other Stock Based Awards for issuance under the Plan;

(xvi) establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvii) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfer by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xviii) make all other determinations deemed necessary or advisable for administering the Plan.

      (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

      5.     Eligibility. Any Service Providers may be granted Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock Unites and Other Stock Based Awards. Incentive Stock Options may be granted only to Employees.

      6.     Limitations.

      (a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

      (b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participants or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

      (c) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Participant in any calendar year shall be 2,250,000. In connection with a Participant’s commencement of Continuous Status as an Employee or Consultant, a Participant may be granted Options and SARs for up to an additional 1,000,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 15(a), below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock, Restricted Stock Units, Performance Share and Performance Units. For awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Participant in any calendar year shall be 1,000,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 15(a), below.

      (d) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be no less than 100% of the Fair Market Value per Share on the date of grant.

      (e) Vesting of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units. Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units issued under the Plan shall vest and be released from the risk of forfeiture over a period of no less than three (3) years measured from the date of issuance of the Award. Notwithstanding the foregoing, awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units subject to performance-based vesting may vest and be released from the risk of forfeiture over a period of no less than one (1) year measured from the date of issuance of the Award. As provided in Section 4(b)(viii), the vesting schedule for awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may only be amended in the event of a Change in Control or in the event of the Participant’s death or Disability.

      7.     Stock Options.

      (a) Term of Option. The term of each Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

      (b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, in the case of an Option issued pursuant to a merger or other corporate transaction, the exercise price for the Option shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

      (c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

      (d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s Death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert immediately to the Plan on the date of the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for six (6) months following the Participant’s termination.

Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s termination. If after the termination the Participants does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

      8.     Restricted Stock.

      (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amount s as the Administrator, in it sole discretion, will determine.

      (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

      (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

      (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

      (e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

      (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

      (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. In any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

      (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

      9.     Stock Appreciation Rights.

      (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

      (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

      (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

      (d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

      (e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

      (f) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

      (g) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

      At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

      10.     Performance Units and Performance Shares.

      (a) Grant of Performance Units/ Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

      (b) Value of Performance Units/ Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

      (c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/ Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the "Performance Period." Each Award of Performance Units/ Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The performance objectives established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance objectives may be applicable to the Company, a Parent or Subsidiary of the Company and/or any individual business units of the Company or any Parent or Subsidiary of the Company. Partial achievement of the specified objective may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

      (d) Earning of Performance Units/ Shares. After the applicable Performance Period has ended, the holder of Performance Units/ Shares will be entitled to receive a payout of the number of Performance Units/ Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/ Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/ Share.

      (e) Form and Timing of Payment of Performance Units/ Shares. Payment of earned Performance Units/ Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/ Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/ Shares at the close of the applicable Performance Period) or in a combination thereof.

      (f) Cancellation of Performance Units/ Shares. One the date set forth in the Award Agreement, all unearned or unvested Performance Units/ Shares will be forfeited to the Company, and again will be available for grant under the Plan.

      11. Restricted Stock Units. Restricted Stock Units may be earned in whole or in part upon the passage of time or the attainment of performance objectives established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

      12. Other Stock Based Awards. Other Stock Based Awards may be granted either alone, in additional to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights.

      13.     Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the expiration of such three (3) month period any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

      14.     Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award Agreement will contain such additional terms and conditions as the Administrator deems appropriate.

      15.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

      (a) Adjustments. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Participant in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator may also, in its discretion, make adjustments described in (i)-(iii) of this Section 15(a) or substitute, exchange or grant Awards with respect to the shares of a Parent of Subsidiary of the Company

(collectively "adjustments"). In determining adjustments to be made under this Section 15(a), the Administrator may take into account such factors as it deems appropriate, including (x) the restrictions of Applicable Law, (y) the potential tax, accounting or other consequences of an adjustment and (z) the possibility that some Participants might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in it sole discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

      (c) Merger or Change in Control.

(i) Stock Options and SARs. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options and SARs granted to an Outside Director, the Participant shall fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable, immediately prior to the merger or Change in Control. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of time (as determined by the Administrator) following the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of the such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(ii) Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units and Other Stock Based Awards. In the event of a merger or Change in Control, each outstanding Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit awards shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director, the Participant shall fully vest in such Awards, including Shares as to which it would not otherwise be vested or exercisable, immediately prior to the merger or Change in Control. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit including as to Shares which would not otherwise be vested. If an award of Restricted Stock, Performance Shares, Performance Units, Other Stock Based Awards or Restricted Stock Units is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that such Award shall be exercisable, to the extent vested, for a period of time (as determined by the Administrator) following the date of such notice, and that such Award shall terminate upon the expiration of such period. For purposes of this paragraph, Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

      16.     Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

      17.     Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective May 1, 2005. It will continue in effect for a term of three (3) years unless terminated earlier under Section 18 of the Plan.

      18.     Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

      (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(viii) or this Section 18(b).

      (c) Effect of Amendment or Termination. Subject to section 20 of the Plan, no amendment, alternation, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

      19.     Conditions Upon Issuance of Shares.

      (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

      (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

      20.     Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

      21.     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, with authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

      22.     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

* * * * * * *

PRELIMINARY PROXY

CONNETICS CORPORATION
3160 Porter Drive
PAL0 ALTO, CA 94304

VOTE BY INTERNET - www.proxvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Connetics Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PRELIMINARY PROXY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONNT1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONNETICS CORPORATION

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

1.	Election of Directors: Proposal to elect the following nine (9) directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

01) Alexander E. Barkas, Ph.D.	06) Thomas D. Kiley
02) Eugene A. Bauer, M.D.	07) Leon E. Panetta
03) R. Andrew Eckert	08) G. Kirk Raab
04) Denise M. Gilbert, Ph.D.	09) Thomas G. Wiggans
05) John C. Kane

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s name or number on the line below.

		For	Against	Abstain
2.	Proposal to approve the Connetics Corporation 2005 Stock Plan.	☐	☐	☐
3.	Proposal to approve an amendment to the Connetics Corporation Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000 shares.	☐	☐	☐
4.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005.	☐	☐	☐
5.	In the discretion of the proxies, upon such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

For address changes, please check this box and write them on the back where indicated  ☐

Please sign the name(s) appearing on each share certificate(s) over which you have voting authority. For joint accounts, both owners must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CONNETICS CORPORATION

Annual Meeting of Stockholders, April 22, 2005

This Proxy is Solicited on Behalf of the Board of Directors of Connetics Corporation

     The undersigned revokes all previous proxies, and acknowledges receipt of the Notice of the 2005 Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby appoints Thomas G. Wiggans and Katrina J. Church, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Connetics Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2005 Annual Meeting of Stockholders of the Company and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The Annual Meeting will be held at the Company’s office located at 3160 Porter Drive, Palo Alto, California 94304, on April 22, 2005 at 9:00 a.m. local time. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

ADDRESS CHANGES:

(If you noted any address changes above, please mark the box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE